Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Registration Nos. 333-137628, 333-145945 and 333-153396) pertaining to the Israeli Plan for the Allotment of Shares/Options for 2003, Stock Option Grant dated June 5, 2000, and 2005 General Share and Incentive Plan of Shamir Optical industry Ltd. (“Shamir”), of our report dated June 18, 2009, with respect to the consolidated financial statements of Shamir and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER
June 18, 2009	A member of Ernst & Young Global